Exhibit 5.1

SMITH, ANDERSON, BLOUNT,

DORSETT, MITCHELL & JERNIGAN, L.L.P.

LAWYERS

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	March 12, 2025	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609

Re:	5.231% Fixed-to-Floating Rate Senior Notes due 2031

6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040

Ladies and Gentlemen:

We have acted as counsel to First Citizens BancShares, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 5.231% Fixed-to-Floating Rate Senior Notes due 2031 (the “Senior Notes”) and $750,000,000 aggregate principal amount of the Company’s 6.254% Fixed-to-Fixed Rate Subordinated Notes due 2040 (the “Subordinated Notes” and, together with the Senior Notes, the “Notes”), pursuant to (i) the automatically effective shelf registration statement on Form S-3 (File No. 333-281553) (the “Registration Statement”), filed by the Company on August 14, 2024, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the related prospectus therein (the “Base Prospectus”), (ii) a preliminary prospectus supplement dated March 6, 2025, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, and (iii) a prospectus supplement dated March 6, 2025, filed with the Commission pursuant to Rule 424(b) (together with the Base Prospectus, the “Prospectus”). The Notes are being sold pursuant to the underwriting agreement dated March 6, 2025 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, who are acting as representatives to the underwriters listed on Schedule II to the Underwriting Agreement. The Senior Notes will be issued pursuant to the senior debt indenture dated as of March 12, 2025 (the “Senior Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of March 12, 2025, between the Company and the Trustee (together with the Senior Base Indenture, the “Senior Indenture”), and the Subordinated Notes will be issued pursuant to the subordinated debt indenture dated as of March 4, 2020 (the “Subordinated Base Indenture”), between the Company and the Trustee, as supplemented by the second supplemental indenture dated as of March 12, 2025, between the Company and the Trustee (together with the Subordinated Base Indenture, the “Subordinated Indenture”, and the Subordinated Indenture, together with the Senior Indenture, the “Indentures”). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Registration Statement. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

First Citizens BancShares, Inc.

March 12, 2025

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Indentures, the global Notes, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company and such other documents and matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that, when the Notes have been authenticated by the Trustee in accordance with the terms of the Indentures and delivered against payment therefor as specified in the Underwriting Agreement, the Notes will constitute the valid and binding obligations of the Company.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. Our opinions expressed herein are subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance, and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies. We express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent deemed to constitute a penalty, (b) any provision purporting to waive, or to reconstitute terms to avoid, a claim or defense of usury, (c) any provision permitting, upon acceleration of any Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (d) any proxy, power or trust, (e) any provision for exclusivity, election or cumulation of rights or remedies, (f) any provision purporting to authorize a party to act in its sole discretion or to provide that determination by a party is conclusive, (g) any waiver of claims, defenses, rights granted by law, notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or other procedural rights, (h) any provision requiring payment of attorneys’ fees, (i) any provision for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to applicable law or public policy, (j) any grant of setoff rights, (k) any provision requiring waivers or amendments to be made only in writing, (l) any provision prohibiting, restricting or requiring consent to the assignment or transfer of any right or property, (m) any

First Citizens BancShares, Inc.

March 12, 2025

consent to, or restriction upon, governing law, jurisdiction of courts, venue of actions, means of service of process, arbitration or judicial relief, (n) any provision regarding severability, or (o) any provision to the extent it requires that a claim with respect to a security denominated other than in U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides.

The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law and the laws of the State of New York, and no opinion is expressed herein as to the laws of any other jurisdiction. Opinions involving matters arising under the laws of the State of New York are given by lawyers in our firm who are licensed to practice in that jurisdiction. The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the offer or sale of the Securities, and we express no opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement, the Indentures or the Notes, or to the transactions contemplated thereby, solely because such law, rule or regulation is part of a regulatory regime applicable as a result of the specific assets or business operations of any such party.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to the filing of this opinion letter as an exhibit to a current report of the Company on Form 8-K and thereby incorporated by reference in the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

Our opinions herein are expressed as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.